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                                                                 EXHIBIT (a)(10)
                   [Logo of NovaCare Employee Services, Inc.]

                                                              September 15, 1999

Dear Stockholder:

     As you may be aware, on September 8, 1999, NovaCare Employee Services, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Plato Holdings, Inc., a Delaware corporation ("Parent"), and its wholly owned subsidiary, New Plato Acquisition, Inc. ("Purchaser"), pursuant to which Purchaser has agreed to commence a tender offer (the "Offer") for all of the issued and outstanding shares of the common stock, $.01 par value (the "Shares"), of the Company for a cash price of $2.50 per Share (the "Offer Price"). The Merger Agreement provides that, following completion of the Offer, Parent will cause Purchaser to merge (the "Merger") with and into the Company and any Shares that are not acquired through the Offer will be converted in the Merger into the right to receive the same consideration as is paid in the Offer.

     THE BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER YOUR SHARES PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors as described in the enclosed Schedule 14D-9, including the opinion of CIBC World Markets Corp. to the effect that, as of the date thereof and based upon and subject to certain matters and conditions set forth in such opinion, the Offer Price of $2.50 per Share, net to the seller in cash, to be received by the Company's stockholders (other than Parent and Purchaser, any affiliates of Parent or Purchaser, NovaCare, Inc. and its affiliates and Company stockholders properly perfecting dissenters' rights) in the Offer and the Merger, is fair, from a financial point of view, to such holders. We urge you to read the enclosed Schedule 14D-9 and the related offer materials carefully.

     On behalf of the Company's Board of Directors, I thank you for the support you have given to the Company over the years.

                                        Sincerely,

                                        /s/Loren J. Hulber
                                        Loren J. Hulber
                                        President and Chief
                                        Executive Officer